Exhibit (j)

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions “Financial Highlights” and “Counsel and Independent Auditors” and to the use of our report dated June 4, 2002 with respect to Dreyfus Health Care Fund, which is incorporated by reference in this Registration Statement (Form N-1A Nos. 333-34474 and 811-09891) of Dreyfus Premier Opportunity Funds - Dreyfus Premier Health Care Fund.

ERNST & YOUNG LLP

New York, New York
November 11, 2002